Exhibit 99.1
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in the Registration Statement of Enterprise Products Partners L.P. (the “Partnership”) on Form S-4 and in the Proxy Statement/Prospectus of the Partnership and Enterprise GP Holdings L.P., which is part of the Registration Statement, of our opinion dated September 3, 2010 appearing as Annex E to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Holdings’ Reasons for the Merger,” “Summary — Opinion of Holdings ACG Committee’s Financial Advisor,” “The Merger — Background of the Merger,” ‘The Merger — Recommendation of the Holdings ACG Committee and the Holdings Board and Reasons for the Merger,” “The Merger — Unaudited Financial Projections of the Partnership and Holdings,” and “The Merger — Opinion of the Holdings ACG Committee’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Brian McCabe
Managing Director

Houston, Texas
September 16, 2010